Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke
Director, Investor Relations
(281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
THREE NEW TERM FLOATER COMMITMENTS
Houston, Texas, March 2, 2010 — Diamond Offshore Drilling, Inc. (NYSE:DO) today announced that the Company has received notifications of award for three term drilling contracts from Petrobras in Brazil. The commitments for the three floating drilling rigs would generate combined maximum total revenue of approximately $1.4 billion, excluding potential performance bonus payments and any potential contract extensions, and represent at least 11 years of contract drilling backlog.
New Contracts:
•	The dynamically positioned, ultra-deepwater semisubmersible Ocean Valor received a three-year commitment that would earn maximum total revenue of approximately $493 million. Preparations are under way to mobilize the rig from Singapore to Brazil, with work expected to commence at mid-year 2010. Petrobras has the right to convert the contract to five years anytime during the first year of operation, with a slight reduction in dayrate.
•	The deepwater semisubmersible Ocean Baroness received a three-year commitment that would earn maximum total revenue of approximately $307 million, plus a potential 5% performance bonus. Preparations are under way to mobilize the rig from the Gulf of Mexico to Brazil, with work expected to commence in the third quarter of 2010. Petrobras has the right to convert the contract to five years anytime during the first year of operation, with a slight reduction in dayrate.
•	The dynamically positioned deepwater drillship Ocean Clipper received a five-year commitment under which the unit would earn maximum total revenue of approximately $557 million, plus a potential 5% performance bonus. The rig is currently working for Petrobras under a contract that extends until mid-December 2010.
Relocation:
•	Additionally, we have been advised by Petrobras that they will initially employ the Ocean Courage in Brazil commencing late in the second quarter of 2010, rather than the Gulf of Mexico as previously anticipated, and preparations are under way to mobilize the unit. The rig is currently under a previously announced five-year contract to Petrobras extending until mid-February 2015.

The rigs Valor and Courage are ultra-deep water semi-submersibles purchased out of bankruptcy by subsidiaries of Diamond Offshore in late 2009. Upon delivery by the shipyard, the Company completed initial commissioning procedures for both rigs.
Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling. Maximum contract revenue as stated above assumes 100% rig utilization. Generally, rig utilization rates approach 95-98% during contracted periods; however, utilization rates can be adversely impacted by additional downtime due to unscheduled repairs, maintenance and weather. Additional information on Diamond Offshore Drilling, Inc. and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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